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                                                                    EXHIBIT 99.1

For Immediate Release: Monday August 31, 1998

SCHLUMBERGER AND CAMCO MERGER COMPLETED

NEW YORK, August 31 -- Schlumberger Limited (NYSE: SLB) announced that the merger of Schlumberger Technology Corporation, a wholly owned subsidiary of Schlumberger, and Camco International, Inc. (NYSE: CAM), has been completed following today's approval by the stockholders of Camco.

Under the terms of the merger agreement, approximately 38.2 million shares of Camco common stock will be exchanged for 45.1 million shares of Schlumberger common stock at the exchange rate of 1.18 shares of Schlumberger stock for each share of Camco. Based on the Schlumberger closing price of $48-7/8 on Friday, August 28, the transaction is valued at $2.2 billion, and the combined market capitalization of the two companies is $26.6 billion.

Camco will be operated as a subsidiary of Schlumberger Technology Corporation within the Schlumberger Oilfield Services group. Rene Huck is appointed President of Camco, reporting to Victor Grijalva, Vice Chairman of Schlumberger Limited. Rene Huck was previously the Oilfield Services Solutions President for Europe and the Former Soviet Union area.

The merger further enhances the capability of Schlumberger to offer premium reservoir optimization solutions and systems to our customers worldwide. Schlumberger and Camco have historically been the most profitable companies in their peer group. Both companies have extensive international experience, exhibit an excellent cultural fit and share strengths in relationships with customers, governments and suppliers. This combination reinforces the leadership position of Schlumberger in products and services that improve the productivity of its customers.

Schlumberger is a worldwide leader in technical services with 65,000 employees and operations in over 100 countries. In 1997, revenue was $10.65 billion.


For more information about this release contact:

Simone Crook                                Bruce Longaker
Director Investor Relations                 Vice President, Finance
  & Communications                          Camco International, Inc.-
Schlumberger Limited New York               Houston
Phone: (1-212) 350-9432                     Phone: (1-713) 747-4000
Email: crook@new-york.sl.slb.com